As filed with the Securities and Exchange Commission on December 3, 1996.
                                               Registration No. 333-
_______________________________________________________________________________


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                 __________

                                  FORM S-8


                           REGISTRATION STATEMENT
                                   under
                         THE SECURITIES ACT OF 1933
                                 __________


                           MINDEN BANCSHARES, INC.
           (Exact name of Registrant as specified in its charter)

         Louisiana                                  72-0980704
(State or other jurisdiction                     (I.R.S. Employer
     of incorporation)                         Identification Number)

                              401 Main Street
                          Minden, Louisiana 71055
  (Address, including zip code, of Registrant's principal executive offices)

              Minden Bancshares, Inc. 1995 Stock Incentive Plan
                         (Full title of the Plan)

                                 __________

                              Jack E. Byrd, Jr.
                    President and Chief Executive Officer
                           Minden Bancshares, Inc.
                              401 Main Street
                           Minden, Louisiana 71055
                               (504) 393-7774
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copy to:

                             Margaret F. Murphy
           Jones, Walker, Waechter, Poitevent, Carrere &  Denegre, L.L.P.
                            201 St. Charles Avenue
                       New Orleans, Louisiana 70170-5100

=========================================================================================
                            Amount      Proposed Maximum  Proposed Maximum   Amount of
Title of Securities         to be        Offering Price      Aggregate      Registration
 to be Registered        Registered(1)      Per Share      Offering Price       Fee
_________________________________________________________________________________________
Common Stock ($2.50        1,550 shares     $ 84.69        $  131,269.50     $  39.78(2)
  par value per share)     9,000 shares       88.43           795,870.00       241.17(2)
                          17,450 shares       95.06(3)      1,658,797.00       502.66
                        --------                           -------------     --------
Total                     28,000 shares                     2,585,936.50       783.61
=========================================================================================

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, calculated based upon the price at which currently outstanding options granted under the Plan are exercisable.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the book value of a share of Common Stock on September 30, 1996, the latest practicable date.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference.

     The following documents, which have been filed by Minden Bancshares, Inc.
(the   "Company")   with   the   Securities   and  Exchange  Commission   (the
"Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act").

     (b) The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to Section 13 of the 1934 Act.

     (c) The description of the Common Stock included in the Company's Registration Statement on Form 8-A dated April 27, 1993.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     The Business Corporation Law of Louisiana, Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     The Company's Articles of Incorporation also authorize indemnification and the purchase of directors' and officers' liability insurance as permitted under Louisiana law.

     The Company has in effect a $2 million directors' and officers' liability policy that protects its officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.

Item 7.   Exemption From Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     5    Opinion of Jones, Walker,  Waechter,  Poitevent,  Carrere & Denegre,
          L.L.P.

     23.1 Consent of Heard, McElroy & Vestal, L.L.P.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).
__________

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minden, State of Louisiana, on November 22, 1996.

                                          MINDEN BANCSHARES, INC.

                                          /s/ Jack E. Byrd, Jr.
                                         ____________________________________
                                                  Jack E. Byrd, Jr.
                                         President and Chief Executive Officer


                              POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack E. Byrd, Jr. and Robert W. Hines, Jr., or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                          Title                          Date
       ---------                          -----                          ----
/s/ Jack E. Byrd, Jr.
-----------------------------  President, Chief Executive Officer  November 22, 1996
   Jack E. Byrd, Jr.                   and Director
(Principal Executive Officer)


/s/ Robert W. Hines
-----------------------------        Vice President and            November 22, 1996
  Robert W. Hines, Jr.            Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)


/s/ Harry E. McInnis, Jr.
-----------------------------       Chairman of the Board          November 22, 1996
 Harry E. McInnis, Jr.


/s/ Don D. Moore
-----------------------------              Director                November 22, 1996
      Don D. Moore


/s/John W. Montgomery
-----------------------------              Director                November 22, 1996
   John W. Montgomery


/s/ Joe E. Ratcliff
-----------------------------              Director                November 22, 1996
    Joe E. Ratcliff


/s/ Howard A. Spillers
-----------------------------              Director                November 22, 1996
   Howard A. Spillers


/s/ James D. Madden
-----------------------------              Director                November 22, 1996
    James D. Madden


/s/ S. Douglas Madden
-----------------------------              Director                November 22, 1996
   S. Douglas Madden


/s/ R. Thad Andress
-----------------------------              Director                November 22, 1996
    R. Thad Andress


/s/ Don L. Brice
-----------------------------              Director                November 22, 1996
      Don L. Brice


/s/ Edward D. Brown
-----------------------------              Director                November 22, 1996
    Edward D. Brown


/s/ Dr. Gary G. Daniel
-----------------------------              Director                 November 22, 1996
   Dr. Gary G. Daniel


/s/ Hal K. Jackson
-----------------------------               Director               November 22, 1996
     Hal K. Jackson


/s/ Mike Woodward
-----------------------------               Director               November 22, 1996
R. E. "Mike" Woodard, III
